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Exhibit 10.16

MANAGEMENT AGREEMENT

May 4, 2007

BETWEEN:

  1.
  STAR BULK MANAGEMENT INC. of Marshall Islands (hereinafter called "the Managers"), and

  2.
  COMBINE MARINE INC. of Liberia (hereinafter called "the Interim Managers")

WHEREAS:

  A.
  The Managers are a wholly owned subsidiary of Star Bulk Carriers Corp. a company incorporated in the Marshall Islands ("Star Bulk") and wholly owned by STAR MARITIME ACQUISITION CORP. which (subject to the necessary approvals and votes) intends to merge with the latter and become a publicly listed company in the AMEX or other stock exchange in the United States.

  B.
  STAR BULK have entered into eight Memoranda of Agreement (MOAs) all dated January 12, 2007 with TMT Co Ltd, Taiwan ('the Sellers") for the purchase of the following ships (collectively "the Vessels")

  1)
  A. Duckling

  2)
  B. Duckling

  3)
  C. Duckling

  4)
  F. Duckling

  5)
  G. Duckling

  6)
  J. Duckling

  7)
  I. Duckling

  8)
  Mommy Duckling

  C.
  The Managers shall become duly appointed Managers of the Vessels pursuant to an en-block Management Agreement to be entered between Star Bulk or their nominees and the Managers and subject to the merger becoming per Recital A above with liberty to appoint further managers on particular management issues or to sub-contract the management.

  D.
  The Managers wish to appoint the Interim Managers as managers of the Vessels (or any of them) on the terms hereby agreed.

IT IS HEREBY AGREED as follows:

  1)
  The lnterim Managers, shall provide technical management and any associated services to the Vessels (or any of them as may be subsequently agreed) as from their delivery to the Buyers or their nominees on the terms set out in the BlMCO "Shipman'98" Standard Ship Management Agreement format with logical amendments to reflect the present Agreement.

  2)
  The lnterim Managers shall further undertake to provide the services and shore personnel so as to effect the smooth delivery of the Vessels to STAR BULK or their buying nominees.

  3)
  The lnterim Managers shall be compensated at a flat fee of USD 10,000 per Vessel up until delivery to cover all services rendered until delivery including in particular organizing all aspects of and effecting the physical delivery of the Vessels and at a daily net fee of USD 450 per Vessel as from her delivery date until this Agreement is terminated.

  4)
  The lnterim Managers shall be reimbursed at cost by the Managers for any and all expenses incurred by them in the management of the Vessels (including dispatching personnel to attend the deliveries or attending to repairs), but shall provide to the Managers the full benefit of all discounts and rebates enjoyed by them.

  5)
  This Agreement shall be effective as of this date, shall terminate one (1) calendar year from the date of delivery of each Vessel and may be terminated by either of the parties by giving to the other 30 days written notice.

  6)
  This Agreement shall be governed by English law.

For and on Behalf of Star Bulk Management Inc	For and on behalf of Combine Marine Inc
/s/ AKIS TSIRIGAKIS Akis Tsirigakis	/s/ CHRISTO ANAGNOSTAKIS Christo Anagnostakis

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MANAGEMENT AGREEMENT